UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Antares Pharma, Inc.

(Name of Subject Company (Issuer))

ATLAS MERGER SUB, INC.

HALOZYME THERAPEUTICS, INC.

(Names of Filing Persons — Offerors)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

036642106

(Cusip Number of Class of Securities)

Mark Snyder

Senior Vice President, General Counsel and Corporate Secretary

Halozyme Therapeutics, Inc.

11388 Sorrento Valley Road

San Diego, California 92121

Telephone: (858) 794-8889

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	Third-party tender offer subject to Rule 14d-1.
☐	Issuer tender offer subject to Rule 13e-4.
☐	Going-private transaction subject to Rule 13e-3.
☐	Amendment to Schedule 13D under Rule 13d-2.

Check	the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO (together with any amendments and supplements hereto, this “Schedule TO”) is filed by (i) Atlas Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Halozyme Therapeutics, Inc., a Delaware corporation (“Parent”) and Parent. This Schedule TO relates to the offer by Purchaser to purchase all of the outstanding shares of common stock, par value, $0.01 per share (the “Shares”), of Antares Pharma, Inc., a Delaware corporation (the “Company”), at a purchase price of $5.60 per Share (the “Offer Price”) net to the seller in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, on the terms and subject to the conditions set forth in the Offer to Purchase dated April 26, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying Letter of Transmittal, which are annexed to and filed with this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively.

All information contained in the Offer to Purchase (including Schedule I to the Offer to Purchase) and the accompanying Letter of Transmittal is hereby expressly incorporated herein by reference in response to Items 1 through 9 and Item 11 of this Schedule TO.

The Agreement and Plan of Merger, dated as of April 12, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, a copy of which is attached as Exhibit (d)(1) hereto, is incorporated herein by reference with respect to Items 4 through 9 and 11 of this Schedule TO.

Item 1. Summary Term Sheet.

The information set forth in the “Summary Term Sheet” of the Offer to Purchase is incorporated herein by reference.

Item 2. Subject Company Information.

(a)    The name of the subject company and the issuer of the securities to which this Schedule TO relates is Antares Pharma, Inc., a Delaware corporation. The Company’s principal executive offices are located at 100 Princeton South, Suite 300, Ewing, New Jersey 08628. The Company’s telephone number is (609) 359-3020.

(b)    This Schedule TO relates to the outstanding Shares. The Company has advised Purchaser and Parent that, as of the close of business on April 22, 2022 (the most recent practicable date) 170,782,427 Shares were issued and outstanding.

(c)    The information concerning the principal market, if any, in which the Shares are traded and certain high and low sales prices for Shares in the principal market in which the Shares are traded are set forth in Section 6 (entitled “Price Range of Shares; Dividends on the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 3. Identity and Background of the Filing Person.

(a) – (c) This Schedule TO is filed by Purchaser and Parent. The information set forth in Section 8 (entitled “Certain Information Concerning Parent, Purchaser and Certain Related Persons”) of the Offer to Purchase and Schedule I to the Offer to Purchase is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a)(1)(i) – (viii), (xii), (a)(2)(i) – (iv), (vii) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 1 – “Terms of the Offer”

•	Section 2 – “Acceptance for Payment and Payment for Shares”

•	Section 3 – “Procedures for Accepting the Offer and Tendering Shares”

•	Section 4 – “Withdrawal Rights”

•	Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer”

•	Section 11 – “The Merger Agreement; Other Agreements”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

•	Section 13 – “Certain Effects of the Offer”

•	Section 15 – “Conditions of the Offer”

•	Section 16 – “Certain Legal Matters; Regulatory Approvals”

•	Section 17 – “Appraisal Rights”

•	Section 19 – “Miscellaneous”

(a)(1)(ix) – (xi), (a)(2)(v) – (vi) Not applicable.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(a), (b) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 7 – “Certain Information Concerning the Company”

•	Section 8 – “Certain Information Concerning Parent, Purchaser and Certain Related Persons”

•	Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”

•	Section 11 – “The Merger Agreement; Other Agreements”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

•	Schedule I

Item 6. Purposes of the Transaction and Plans or Proposals.

(a), (c)(1) – (7) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 6 – “Price Range of Shares; Dividends on the Shares”

•	Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”

•	Section 11 – “The Merger Agreement; Other Agreements”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

•	Section 13 – “Certain Effects of the Offer”

•	Section 14 – “Dividends and Distributions”

•	Schedule I

Item 7. Source and Amount of Funds or Other Consideration.

(a), (d) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 9 – “Source and Amount of Funds”

•	Section 11 – “The Merger Agreement; Other Agreements”

(b) The Offer is not subject to a financing condition.

Item 8. Interest in Securities of the Subject Company.

(a), (b) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	Section 8 – “Certain Information Concerning Parent, Purchaser and Certain Related Persons”

•	Section 11 – “The Merger Agreement; Other Agreements”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

•	Schedule I

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 3 – “Procedures for Accepting the Offer and Tendering Shares”

•	Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”

•	Section 18 – “Fees and Expenses”

Item 10. Financial Statements.

(a), (b) Not applicable.

Item 11. Additional Information.

(a)(1) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	Section 8 – “Certain Information Concerning Parent, Purchaser and Certain Related Persons”

•	Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”

•	Section 11 – “The Merger Agreement; Other Agreements”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

(a)(2) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 12 – “Purpose of the Offer; Plans for the Company”

•	Section 15 – “Conditions of the Offer”

•	Section 16 – “Certain Legal Matters; Regulatory Approvals”

(a)(3) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 15 – “Conditions of the Offer”

•	Section 16 – “Certain Legal Matters; Regulatory Approvals”

(a)(4) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	Section 13 – “Certain Effects of the Offer”

(a)(5) The information set forth in the following sections of the Offer to Purchase is incorporated herein by reference:

•	the “Summary Term Sheet”

•	the “Introduction”

•	Section 15 – “Conditions of the Offer”

•	Section 16 – “Certain Legal Matters; Regulatory Approvals”

(c) The information set forth in the Offer to Purchase is incorporated herein by reference.

Item 12. Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated April 26, 2022.*

(a)(1)(B)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).*

(a)(1)(C)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(D)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(E)	Summary Advertisement, as published in The Wall Street Journal, dated April 26, 2022.*

(a)(5)(A)	Email to employees of Antares Pharma, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(A) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(B)	Email to employees of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(B) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

Exhibit No.	Description

(a)(5)(C)	Halozyme Therapeutics, Inc. employee FAQs, dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(C) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(D)	Letter to partners of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(D) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(E)	Halozyme Therapeutics, Inc. infographic, published on April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(E) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(F)	Social media posts (Twitter and LinkedIn) of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(F) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(G)	Transcript of conference call of Halozyme Therapeutics, Inc., held on April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(G) to the Schedule TO-C filed by Parent with the SEC on April 14, 2022).

(a)(5)(H)	Joint press release of Halozyme Therapeutics, Inc. and Antares Pharma, Inc., dated as of April 13, 2022 (incorporated herein by reference to Exhibit 99.1 to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(I)	Investor Presentation of Halozyme Therapeutics, Inc., dated as of April 13, 2022 (incorporated herein by reference to Exhibit 99.2 to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(J)	Press Release of Halozyme Therapeutics, Inc., dated as of April 26, 2022.*

(b)(1)	Commitment Letter, dated as of April 12, 2022, by and among Halozyme Therapeutics, Inc., BofA Securities, Inc. and Bank of America N.A.*

(d)(1)	Agreement and Plan of Merger, dated as of April 12, 2022, by and among Halozyme Therapeutics, Inc., Atlas Merger Sub, Inc. and Antares Pharma, Inc. (incorporated herein by reference to Exhibit 2.1 to Halozyme Therapeutics, Inc.’s Form 8-K (File No. 001-32335), filed with the SEC on April 13, 2022).

(d)(2)	Confidentiality Agreement, dated as of February 18, 2022, by and between Halozyme Therapeutics, Inc. and Antares Pharma, Inc.*

(d)(3)	Exclusivity Agreement, dated as of March 17, 2022, by and between Halozyme Therapeutics, Inc. and Antares Pharma, Inc.*

(g)	Not applicable.

(h)	Not applicable.

107	Fee Filing Table.*

*	Filed herewith

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURES

After due inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 26, 2022

Atlas Merger Sub, Inc.

By:	/s/ Nicole LaBrosse
Name: Nicole LaBrosse
Title: Treasurer

Halozyme Therapeutics, Inc.

By:	/s/ Nicole LaBrosse
Name: Nicole LaBrosse
Title: Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated April 26, 2022.*

(a)(1)(B)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).*

(a)(1)(C)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(D)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(E)	Summary Advertisement, as published in The Wall Street Journal, dated April 26, 2022.*

(a)(5)(A)	Email to employees of Antares Pharma, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(A) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(B)	Email to employees of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(B) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(C)	Halozyme Therapeutics, Inc. employee FAQs, dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(C) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(D)	Letter to partners of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(D) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(E)	Halozyme Therapeutics, Inc. infographic, published on April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(E) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(F)	Social media posts (Twitter and LinkedIn) of Halozyme Therapeutics, Inc., dated April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(F) to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(G)	Transcript of conference call of Halozyme Therapeutics, Inc., held on April 13, 2022 (incorporated herein by reference to Exhibit (a)(5)(G) to the Schedule TO-C filed by Parent with the SEC on April 14, 2022).

(a)(5)(H)	Joint press release of Halozyme Therapeutics, Inc. and Antares Pharma, Inc., dated as of April 13, 2022 (incorporated herein by reference to Exhibit 99.1 to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(I)	Investor Presentation of Halozyme Therapeutics, Inc., dated as of April 13, 2022 (incorporated herein by reference to Exhibit 99.2 to the Schedule TO-C filed by Parent with the SEC on April 13, 2022).

(a)(5)(J)	Press Release of Halozyme Therapeutics, Inc., dated as of April 26, 2022.*

(b)(1)	Commitment Letter, dated as of April 12, 2022, by and among Halozyme Therapeutics, Inc., BofA Securities, Inc. and Bank of America N.A.*

(d)(1)	Agreement and Plan of Merger, dated as of April 12, 2022, by and among Halozyme Therapeutics, Inc., Atlas Merger Sub, Inc. and Antares Pharma, Inc. (incorporated herein by reference to Exhibit 2.1 to Halozyme Therapeutics, Inc.’s Form 8-K (File No. 001-32335), filed with the SEC on April 13, 2022).

Exhibit No.	Description

(d)(2)	Confidentiality Agreement, dated as of February 18, 2022, by and between Halozyme Therapeutics, Inc. and Antares Pharma, Inc.*

(d)(3)	Exclusivity Agreement, dated as of March 17, 2022, by and between Halozyme Therapeutics, Inc. and Antares Pharma, Inc.*

(g)	Not applicable.

(h)	Not applicable.

107	Fee Filing Table.*

*	Filed herewith